                                                               EXHIBIT 99.(N)(2)

                                    FORM OF

               PIMCO FUNDS:  PACIFIC INVESTMENT MANAGEMENT SERIES

                  SECOND AMENDED AND RESTATED MULTI-CLASS PLAN

        Pursuant to Rule 18f-3 under the Investment Company Act of 1940
        ---------------------------------------------------------------

                        Effective Date (August 22, 2000)

     WHEREAS, the Board of Trustees of the PIMCO Funds: Pacific Investment Management Series (the "Trust") have considered the following Second Amended and Restated Multi-Class Plan (the "Plan") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, a majority of the Trustees of the Trust and majority of the Trustees who are not interested persons of the Trust ("Independent Trustees") have found the Plan, as proposed, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole;

     NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3 under the 1940 Act.

1.   FEATURES OF THE CLASSES

     Each now existing and hereafter created series (each a "Fund") of the Trust is authorized to issue from time to time its shares of beneficial interest in eight classes: Class A shares, Class B shares, Class C shares, Class D shares, Class J, Class K Institutional Class shares and Administrative Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus(es) as from time to time in effect (together with the Trust's statement(s) of additional information as from time to time in effect, the "Prospectus"). Each Fund may offer such classes of shares to such classes of persons as are set forth in the Prospectus.

     Shares of each class of a Fund shall represent an equal pro rata interest in such Fund, and, generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

     In addition, the Class A, Class B, Class C, Class D, Class J, Class K, Institutional Class and Administrative Class shares shall have the features described in Sections 2, 3, 4 and 5 below. These features are subject to change, to the extent permitted by law and by the Amended and

Restated Declaration of Trust and By-Laws of the Trust, by action of the Board of Trustees of the Trust.

2.   SALES CHARGE STRUCTURE

     (a) Initial Sales Charge. Class A shares of the Funds are offered at a
         --------------------
public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to 4.50% of the public offering price (which maximum may be less for certain Funds, as described in the Prospectus). For example, as of the date of this Plan, each Fund may waive the Class A sales charge for certain categories of investors, including current or retired officers, trustees, directors or employees of the Trust, and for current registered representatives and other full-time employees of participating brokers. The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act, as described in the Prospectus.

     Class J shares of the Funds are offered at a public offering price that is equal to their NAV plus a sales charge of up to 3.50% of the public offering price (which maximum may be less for certain Funds, as described in the Prospectus). The sales charges on Class J shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act, as described in the Prospectus.

     Class K shares of the Funds are offered at a public offering price that is equal to their NAV plus a sales charge of up to 2.50% of the public offering price (which maximum may be less for certain Funds, as described in the Prospectus). The sales charges on Class K shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act, as described in the Prospectus.

     Class B, Class C, Class D, Institutional Class and Administrative Class shares of the Funds are offered at their NAV, without an initial sales charge.

     (b) Contingent Deferred Sales Charge. A contingent deferred sales charge (a
         --------------------------------
"CDSC") may be imposed on Class A, Class B or Class C shares under certain circumstances. The Trust imposes a CDSC on redemptions of a particular class of shares of a Fund if the investor redeems an amount which causes the current value of the investor's account for the Fund to fall below the total dollar amount of purchase payments subject to the CDSC, except that no CDSC is imposed if the shares redeemed have been acquired through the reinvestment of dividends or capital gains distributions or if the amount redeemed is derived from increases in the value of the account above the amount of purchase payments subject to a CDSC. In determining whether a CDSC is payable, it is assumed that the purchase payment from which the redemption is made is the earliest purchase payment from which a redemption or exchange has not already been effected. In determining whether an amount is available for redemption of a certain class without incurring a CDSC, the purchase payments made for all shares of that class in the investor's account with the particular Fund are aggregated, and the current value of all such shares is aggregated.

     Purchases of Class A shares of each Fund (with the exception of the Trust's Money Market Fund) of $1 million or more ($250,000 in the case of the Short-Term
Fund) that are
redeemed within eighteen months of their purchase are subject to a CDSC of 1%. A CDSC on Class A shares does not apply to an investor purchasing $1 million or more ($250,000 in the case of the Short-Term Fund) of a Fund's Class A shares if such investor is otherwise eligible (i.e., without regard to the amount of the purchase) to purchase Class A shares without any sales charge. The conditions for such eligibility, which may be revised from time to time, are set forth in the Prospectus. A CDSC does not apply to Class A shares of the Trust's Money Market Fund but, if Money Market Fund Class A shares are purchased in a transaction that, for any other Fund, would be subject to a CDSC and the Money Market Fund Class A shares are subsequently exchanged for Class A shares of any other Fund, a CDSC will apply to the shares of the Fund acquired by exchange for a period of eighteen months from the date of exchange.

     Class B shares that are redeemed within 6 years from purchase are subject to a CDSC of up to 5% of the redemption amount to which the CDSC applies; such percentage declines, eventually to 0%, the longer the shares are held, as described in the Prospectus. As of the date of this Plan, purchases of Class B shares are subject to a CDSC according to the following schedule:

               Years Since Purchase           Percentage
               Payment was Made                  CDSC
               ---------------------          -----------
                  First........................    5
                  Second.......................    4
                  Third........................    3
                  Fourth.......................    3
                  Fifth........................    2
                  Sixth........................    1
                  Seventh......................    0*

               * After the seventh year, Class B shares convert into Class A shares as described below.

     Class C shares are subject to a CDSC of 1% if redeemed within 1 year after purchase.

     As permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus, the CDSC otherwise applicable to Class A, Class B and Class C shares is subject to reduction or waiver in connection with the particular classes of transactions provided the conditions in Rule 22d-1 under the 1940 Act are satisfied. As of the date of this Plan, examples of redemptions for which the CDSC is not applicable include any partial or complete redemption following death or disability of a shareholder from an account in which the deceased or disabled is named, provided the redemption is requested within one year of the death or initial determination of disability (which applies to all classes), and any redemption resulting from a return of an excess contribution to a qualified employer retirement plan or an IRA (with the exception of a Roth IRA), which applies only to Class A and Class C shares.

Class D, Class J, Class K, Institutional Class and Administrative Class shares are not subject to a CDSC.

3.   SERVICE, DISTRIBUTION AND ADMINISTRATIVE FEES

     (a) Service and Distribution Fees. Class A, Class B, Class C, Class J and
         -----------------------------
Class K shares each pay PIMCO Funds Distributors LLC (the "Distributor") fees for services rendered and expenses borne in connection with personal services rendered to shareholders of the particular class and the maintenance of shareholder accounts ("Service Fees"). Class A, Class B, Class C, Class J and Class K shares of each Fund pay a Service Fee of up to 0.25% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. In addition, Class B, Class C, Class J and Class K shares pay the Distributor fees in connection with the distribution of shares of that class ("Distribution Fees"). Class B, Class C and Class K shares of each Fund pay a Distribution Fee of up to 0.75% per annum of the average daily net assets of such Fund attributable to the particular class, as described in the Prospectus. Class J shares of each Fund pay a Distribution Fee of up to 0.45% per annum of the average daily net assets of such Fund attributable to that class, as described in the Prospectus. Class A Service Fees and Class B, Class C, Class J and Class K Distribution and Service Fees ("12b-1 Fees") are paid pursuant to separate plans adopted for each class pursuant to Rule 12b-1 under the 1940 Act ("12b-1 Plans").

     The Trust has not adopted an administrative services plan or a distribution plan with respect to Class D shares of the Funds. However, the Trust's Second Amended Restated Administration Agreement (see below), as it applies to Class D shares, has been adopted in conformity with the requirements of Rule 12b-1 to allow for payment of up to 0.25% per annum of the Class D administrative fees for activities that may be deemed to be primarily intended to result in the sale of Class D shares.

     The Trust has not adopted an administrative services plan or a distribution plan with respect to Institutional Class shares of the Funds. However, Institutional Class shares may be offered through certain brokers and financial intermediaries ("service agents") that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities. Service agents may impose additional or different conditions on the purchase or redemption of Institutional Class shares of the Funds and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

     The Trust has adopted an administrative services plan (the "Administrative Services Plan") and a distribution plan (the "Administrative Distribution Plan") with respect to the Administrative Class shares of each Fund. Each plan has been adopted in accordance with the requirements of Rule 12b-1 and will be administered accordingly, except that shareholders do not have the voting rights set forth in Rule 12b-1 with respect to the Administrative Services Plan. Under the terms of each plan, the Trust is permitted to reimburse, out of the Administrative Class assets of each Fund, in an amount up to 0.25% on an annual basis of the average daily net assets of that class ("Administrative Class Fees"), financial intermediaries that provide services in connection with the distribution and marketing of Administrative Class shares of the Funds (in the case of the Administrative Distribution Plan) or the administration of plans or programs that use Administrative Class shares of the Funds as their funding medium and for related expenses (in the case of the Administrative Services
Plan), as described in the Prospectus. The same entity may not receive both distribution and administrative services fees with respect to the same Administrative Class assets but, with respect to separate assets, may receive fees under both the Administrative Services Plan and the Administrative Distribution Plan.

     (b)  Administrative Fees.  Each class of shares of each Fund pays Pacific
          -------------------
Investment Management Company LLC (the "Administrator") fees for administrative services ("Administrative Fees") pursuant to a Second Amended and Restated Administration Agreement with the Trust. Under the Second Amended and Restated Administration Agreement, the Administrator provides or procures administrative and other services such as custody, transfer agency, accounting, legal and printing services. Each class of shares of each Fund currently pays Administrative Fees at the following annual rates based on the average daily net asset value of the Fund attributable to the particular class:

                                         Fees for Inst'l. Class       Fees for Class        Fees for            Fees for
Fund                                        and Admin. Class            A, B and C           Class D         Class J and K
----                                     ----------------------       --------------        --------         -------------
Money Market                              0.20%                            0.35%               0.45%
Short-Term                                0.20%                            0.35%               0.50%             0.25%
Low Duration                              0.18%                            0.40%               0.50%             0.25%
Low Duration II                           0.25%                            0.40%               0.65%             0.25%
Low Duration III                          0.25%                            0.40%               0.65%
GNMA                                      0.25%                            .040%               0.65%
Moderate Duration                         0.20%                            0.40%               0.65%
Real Return                               0.25%                            0.40%               0.65%
Total Return                              0.18%                            0.40%               0.50%             0.25%
Total Return II                           0.25%                            0.40%               0.65%             0.25%
Total Return III                          0.25%                            0.40%               0.65%
Total Return Mortgage                     0.25%                            0.40%               0.65%
Commercial Mortgage Securities            0.25%                            0.40%                065%
Investment Grade Corporate                0.25%                            0.40%               0.65%
High Yield                                0.25%                            0.40%               0.65%             0.25%
Long Term US Government                   0.25%                            0.40%               0.65%
Long Duration                             0.25%                            0.40%               0.65%
Short Duration Municipal Income           0.19%                            0.35%               0.60
Municipal Bond                            0.25%                            0.35%               0.60%
California Intermediate Municipal         0.24%                            0.35%               0.60%
California Municipal                      0.24%                            0.35%               0.60%
New York Municipal                        0.24%                            0.35%               0.60%
Global Bond                               0.30%                            0.45%               0.70%             0.30%
Global Bond II                            0.30%                            0.45%               0.70%
Foreign                                   0.25%                            0.45%               0.70%             0.25%
Emerging Markets                          0.40%                            0.55%               0.80%
Strategic Balanced                        0.25%                            0.40%               0.65%             0.25%
Convertible                               0.25%                            0.40%               0.65%
European Convertible                      0.25%                            0.40%               0.65%
Real Return Asset                         0.25%                            0.40%               0.65%
Real Return II                            0.25%                            0.40%               0.65%
StocksPLUS                                0.25%                            0.40%               0.65%             0.25%
StocksPLUS Short Strategy                 0.25%                            0.40%               0.65%

     The Administrator or an affiliate may pay financial service firms, including broker-dealers and registered investment advisers, a portion of the Class D Administrative Fees in return for the firms' services (normally not to exceed an annual rate of 0.35% of a Fund's average daily net assets attributable to Class D shares purchased through such firms). With respect to Class D shares, the Administration Agreement has been adopted in conformity with the requirements set forth under Rule 12b-1 to allow for the payment of up to 0.25% per annum of the Class D Administrative Fees for activities that may be deemed to be distribution-related services.

4.   ALLOCATION OF INCOME AND EXPENSES

     (a) Class A, Class B, Class C, Class J, Class K and Administrative Class shares pay the expenses associated with their different distribution and shareholder servicing arrangements. All classes pay their respective Administrative Fees. Each class of shares may, at the Trustees' discretion, also pay a different share of other expenses (together with 12b-1 Fees, Administrative Class Fees and Administrative Fees, "Class Expenses"), not including advisory fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class received services of a different kind or to a different degree than other classes.

     (b) The net asset value of all outstanding shares representing interests in a Fund shall be computed on the same days and at the same time. For purposes of computing net asset value, the gross investment income of each Fund shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day adjusted for capital share activity for each class as of the prior day as reported by the Fund's transfer agent, for non-daily dividend Funds; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Funds. Realized and unrealized gains and losses for each class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class of the prior day, as reported by the Fund's transfer agent. To the extent practicable, certain expenses, (other than Class Expenses as defined above, which shall be allocated more specifically), shall be allocated to each class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent, for non-daily dividend Funds; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Funds. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

       (1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

       (2) Expenses incurred by a particular Fund but not attributable to any particular class of such Fund's shares ("Fund Expenses").

     Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses shall be allocated between the classes of shares based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent, for non-daily dividend Funds; and based on the relative value of settled shares adjusted for receipt of settled AM wires (if applicable) at the beginning of the day for daily-dividend Funds. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

     The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

5.   EXCHANGE PRIVILEGES

     Shareholders may exchange shares of one class of a Fund for shares of an identical class of any other Fund of the Trust, or an identical class of any series of PIMCO Funds: Multi-Manager Series, an affiliated registered investment company advised by PIMCO Advisors, L.P., based upon each Fund's net asset per share, except (i) only private account clients of Pacific Investment Management Company may purchase shares of the Private Account Portfolio Series and (ii) shareholders of Funds other than the Opportunity Fund are not permitted to exchange any of their shares for Opportunity Fund shares unless the shareholders are independently eligible to purchase Opportunity Fund shares.

     Class A shares of the Trust's Money Market Fund may be exchanged for shares of any other Fund, but the usual sales charges applicable to investments in such other Fund apply on exchanged Money Market Fund shares for which no sales charge was paid at the time of purchase.

     With respect to Class A, Class B and Class C shares subject to a CDSC, if less than all of an investment is exchanged out of a Fund, any portion of the investment attributable to capital appreciation and/or reinvested dividends or capital gains distributions will be exchanged first, and thereafter any portions exchanged will be from the earliest investment made in the Fund from which the exchange was made.

     Although a CDSC does not apply to Class A shares of the Trust's Money Market Fund, as indicated above, if Money Market Fund Class A shares purchased in a transaction that would otherwise be subject to a CDSC are subsequently exchanged for Class A shares of any other Fund, a CDSC will apply to the shares of the Fund acquired by exchange for a period of 18 months from the date of the exchange.

6.   CONVERSION FEATURES

     Class B shares of each Fund automatically convert to Class A shares of the same Fund after they have been held for 7 years, and thereafter are subject to the lower fees charged to Class

A shares. In this regard, if the Class A shareholders approve any material increase in expenses allocated to that class (including 12b-1 Fees) without the approval of the Class B shareholders, the Trust will establish a new class of shares, into which Class B shares would convert, on the same terms as those that applied to Class A shares before such increase. There are currently no other conversion features among the classes.

7.   DIVIDENDS/DISTRIBUTIONS

     Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the Prospectus.

     All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder, of another Fund or a series of PIMCO Funds: Multi-Manager Series, at net asset value of such Fund or series, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

8.   WAIVER OR REIMBURSEMENT OF EXPENSES

     Expenses may be waived or reimbursed by any adviser, sub-adviser, principal underwriter, or other provider of services to the Trust without the prior approval of the Trust's Trustees.

9.   EFFECTIVENESS OF PLAN

     This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees. When this Plan takes effect, it shall supersede all previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

10.  MATERIAL MODIFICATIONS

     This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in section 9 above.

11.  LIMITATION OF LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Administrator or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such rights or claims, and not to any Trustee or shareholder.